Exhibit (d)(16)

FORM OF STOCK OPTION FORFEITURE AGREEMENT

This Stock Option Forfeiture Agreement (this “Agreement”) is made by and between Amplify Energy Corp., a Delaware corporation (the “Company”), and the individual (the “Participant”) whose name is set forth on the signature page attached here to (the “Signature Page”), effective as of the date set forth on the Signature Page as the “Date of Forfeiture”. Capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to those terms in the Plan.

RECITALS

WHEREAS, the Company has previously granted to the Participant stock options (the “Options”) to purchase shares of Common Stock pursuant to the Amplify Energy Corp. Management Incentive Plan (as the same may be amended from time to time, the “Plan”) and a Stock Option Award Agreement;

WHEREAS, the Participant believes it to be in the Participant’s best interest as an employee of the Company and in the best interest of the Company and its stockholders for the Participant to voluntarily surrender and cancel certain outstanding unvested Options that the Participant presently holds, as identified on the Signature Page (the “Forfeited Options”), so that additional shares become available under the Plan which the Company may use for future grants of stock options and other equity awards, including a grant of Restricted Stock Units to the Participant;

WHEREAS, the Participant desires to surrender the Forfeited Options for cancellation without receiving any cash, equity awards or other consideration and without any expectation to receive, and without imposing any obligation on the Company to pay or grant, any cash, equity awards or other consideration presently or in the future in connection with the cancellation of such Forfeited Options; and

WHEREAS, the Company is relying on the Participant’s surrender and cancellation of the Forfeited Options in making administrative determinations regarding the Plan.

NOW, THEREFORE, the parties hereby agree as follows:

1.    Surrender and Cancellation of Options. The Participant hereby surrenders the Forfeited Options for cancellation, and the Company hereby accepts such surrender and cancellation, effective as of the Date of Forfeiture. By execution of this Agreement, the parties have taken all steps necessary to cancel the Forfeited Options.

2.    No Expectation or Obligation. The Participant and the Company acknowledge and agree that the surrender and cancellation of the Forfeited Options described herein shall be without any expectation of the Participant to receive, and without imposing any obligation on the Company to pay or grant, any cash, equity awards or other consideration presently or in the future in connection with the surrender and cancellation of such Forfeited Options.

3.    Miscellaneous.

(a)    Reliance. The Participant acknowledges and agrees that the Company is relying on the provisions of Sections 1 and 2 herein in connection with the administration of the Plan including, without limitation, determinations regarding the nature of future grants thereunder.

(b)    Successor and Assigns. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns.

(c)    Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Delaware, without regard to any choice of law principle that would dictate the application of the law of another jurisdiction.

(d)    Counterparts. This Agreement may be executed in several counterparts and all documents so executed shall constitute one agreement, binding on each of the parties hereto, notwithstanding that both of the parties did not sign the original or the same counterparts.

(e)    Headings. The headings of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

(f)    Severability. In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

(g)    Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement. The Company and the Participant have made no promises, agreements, conditions, or understandings relating to this subject matter, either orally or in writing, that are not included in this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the Company and the Participant have executed this Stock Option Forfeiture Agreement as of the dates set forth below.

AMPLIFY ENERGY CORP.

By:
Title:
Date:

PARTICIPANT

Participant Name: [ ]

Forfeited Options

Date of Grant: May 4, 2017

Number of Forfeited Options: [ ]

Exercise Price: $21.58